Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture, dated as of August 10, 2016 (this “Supplemental Indenture”), among SunEdison, Inc., a Delaware corporation (the “Issuer”), the parties identified on the signature pages hereto (each, a “Guarantor”), and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and certain of the Issuer’s Subsidiaries have heretofore executed and delivered to the Trustee an indenture, dated as of January 11, 2016 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), that governs the Issuer’s existing outstanding 5% Guaranteed Convertible Senior Secured Notes due 2018 (the “Notes”);

WHEREAS, on April 21, 2016, the Issuer and certain of the Issuer’s Subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (together with any other court having jurisdiction over such Chapter 11 proceedings or any proceeding therein from time to time, the “Bankruptcy Court”);

WHEREAS, in connection with such Chapter 11 proceedings, the Issuer, as a debtor and a debtor-in-possession, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as the administrative agent, entered into that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of April 26, 2016 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “DIP Credit Agreement”);

WHEREAS, pursuant to the Final Financing Order, the Issuer is required to cause certain guarantees and liens to be provided or granted, as applicable, by the Guarantors; and

WHEREAS, pursuant to Article 15 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture, and the Issuer and the Guarantors desire and have requested the Trustee to join in the execution and delivery of this Supplemental Indenture;

WHEREAS, the Trustee is executing and delivering this Supplemental Indenture in express reliance on (i) the Final Financing Order, (ii) the direction set forth in Section 6.27(ii) of the DIP Credit Agreement (as amended by the Fifth Amendment to the DIP Credit Agreement) and Section 10.24 of the DIP Credit Agreement and (iii) Article 15 of the Indenture; and

WHEREAS, all conditions and requirements of Article 15 of the Indenture necessary for the execution and delivery of this Supplemental Indenture have been performed and fulfilled by the parties hereto.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantors, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Secured Parties as follows:

1. Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed in the Indenture. The following terms when used herein shall have the meanings set forth below:

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any successor thereto.

“Bankruptcy Court” has the meaning set forth in the preamble to this Supplemental Indenture.

“Contribution Share” means, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair saleable value of all assets and other properties of the Guarantors party hereto and all other guarantors of the Guaranteed Obligations other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of the Guarantors party hereto and all other guarantors of the Guaranteed Obligations other than the maker of such Excess Payment; provided that for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.

“DIP Credit Agreement” has the meaning set forth in the preamble to this Supplemental Indenture.

“Discharge of the DIP Facilities Obligations” has the meaning assigned to such term in Annex I to the Final Financing Order.

“Discharge of the Senior Obligations” means the occurrence of both of the following: (a) the Discharge of the DIP Facilities Obligations and (b) the Discharge of the Prepetition First Lien Obligations (as such terms are defined in the Intercreditor Annex).

“Excess Payment” means the amount paid by any Guarantor in excess of its Ratable Share of any Guaranteed Obligations.

“Final Financing Order” means the Final Order Signed On June 9, 2016 Re: (I) Authorizing Debtors To (A) Obtain Senior Secured, Superpriority, Postpetition Financing Pursuant To Bankruptcy Code Sections 105, 361, 362, 364(C)(1), 364(C)(2), 364(C)(3), 364(D)(1), And 364(E) And (B) Utilize Cash Collateral Pursuant To Bankruptcy Code Section 363, And (II) Granting Adequate Protection To Prepetition Secured Parties Pursuant To Bankruptcy Code Sections 361, 362, 363 And 364, including, for the avoidance of doubt, all annexes and exhibits attached thereto.

“Guaranteed Obligations” has the meaning set forth in Section 2(b).

“Guarantor” has the meaning set forth in the preamble to this Supplemental Indenture.

“Intercreditor Annex” has the meaning set forth in the Final Financing Order.

“Issuer” has the meaning set forth in the preamble to this Supplemental Indenture.

“Note Parties” means the Issuer, the Guarantors party hereto and the other Guarantors (as defined in the Indenture).

“Payment in Full” or “Paid in Full” means, notwithstanding anything herein or in any other Note Document to the contrary, the payment in full in cash of all Obligations (other than contingent indemnification obligations and other obligations not then payable which expressly survive termination, in any such case, not then due and payable and as to which no claim has been asserted) or such other treatment thereof in accordance with the terms of the Final Financing Order and Schedule 6.27 to the DIP Credit Agreement (whether or not the DIP Credit Agreement is still in effect at such time).

“Ratable Share” means, for any Guarantor in respect of any payment of Guaranteed Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (i) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair saleable value of all assets and other properties of all of the Guarantors party hereto and all other guarantors of the Guaranteed Obligations exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of the Guarantors party hereto and all other guarantors of the Guaranteed Obligations; provided that for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Guaranteed Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and provided, further, that for purposes of determining the debt and liabilities of any Guarantor in connection with the foregoing, all guarantees of such Guarantor other than this Supplemental Indenture will be deemed to be enforceable and payable after this Supplemental Indenture.

“Secured Parties” means, collectively, the Holders and the Trustee.

“Termination Date” means the date on which all Obligations have been Paid in Full.

“Trustee” has the meaning set forth in the preamble to this Supplemental Indenture.

2. Guarantee. Subject to Sections 11, 12 and 13 of this Supplemental Indenture:

(a) The provisions of Article 13 of the Indenture are incorporated herein by reference; provided that, for purposes of the guarantee granted by the Guarantors pursuant to this Supplemental Indenture and the obligations of the Guarantors under the Note Documents, (i) the references in Sections 13.01(a) and 13.03 to “paid in full” and the reference at the end of Section 13.01(c) to “satisfied in full” shall be, in each case, a reference to “Paid in Full” and (ii) any notation of guarantee with respect to the Guarantors shall be deemed to incorporate by reference the terms of their respective guarantees set forth in Section 2 of this Supplemental Indenture. Each of the Guarantors shall, from and after the date of this Supplemental Indenture, be considered a “Guarantor” for all purposes under the Indenture in accordance with the terms hereof and thereof.

(b) Each of the Guarantors hereby, jointly and severally, fully and unconditionally guarantees to the Trustee, the Collateral Trustee and each Holder of a Note authenticated and delivered by the Trustee (and each of their respective successors and assigns), irrespective of the validity and enforceability of the Indenture or this Supplemental Indenture, the Securities or the obligations of the Issuer hereunder or thereunder: (i) the due and punctual payment of the principal of and interest and premiums, if any, on the Notes, and all other amounts due or to become due in connection with the Indenture or the Notes, when and as the same shall become due and payable, whether at the maturity, by acceleration, repurchase or otherwise, and the due and punctual performance of all other obligations of the Issuer to the Holders, the Trustee or the Collateral Trustee in connection with the Indenture or the Notes, (ii) the due and punctual performance of all other obligations of the Issuer or any Guarantor to the Holders, the Trustee or the Collateral Trustee under the Indenture, the Notes, the Guarantees and the Collateral Documents, and (iii) in the case of any extension of time of payment or renewal of the Notes or any of such other obligations, that the same will be promptly Paid in Full when due or performed in accordance with the terms of the extension or renewal, whether at the maturity or by acceleration, repurchase or otherwise (collectively, the “Guaranteed Obligations”).

3. Contribution. Each Guarantor hereby agrees with each other Guarantor that if any Guarantor shall make an Excess Payment, such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share of such Excess Payment. The payment obligations of any Guarantor under this Section shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations have been indefeasibly Paid in Full, and no Guarantor shall exercise any right or remedy under this Section against any other Guarantor until such Guaranteed Obligations have been indefeasibly Paid in Full. Each Guarantor recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. This Section shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under applicable Law against the Issuer in respect of any payment of Guaranteed Obligations.

4. Termination; Reinstatement. This Supplemental Indenture is a continuing and irrevocable guarantee of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect at all times (whether or not the Final Financing Order, the DIP Credit Agreement or any document, instrument or order related thereto is still in effect at such time) until the Termination Date. Notwithstanding the foregoing, this Supplemental Indenture shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Issuer or any Guarantor is made, or any Secured Party exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not any Secured Party is in possession of or has released this Supplemental Indenture and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Supplemental Indenture.

5. Stay of Acceleration. Subject to the Final Financing Order, in the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against the Issuer or any Guarantor under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by such Guarantor immediately upon demand by the Trustee to the extent permitted by law.

6. Supplemental Indenture Part of Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. Except as expressly set forth herein, this Supplemental Indenture shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Indenture or any other Note Document. Each Guarantor hereby affirms its obligations under the Indenture, as supplemented by this Supplemental Indenture.

7. Notices. All notices and communications hereunder shall be given to the addresses and otherwise made in accordance with Section 12.08 of the Indenture; provided that notices and communications to the Guarantors shall be directed to the Guarantors, at the address specified on Annex A hereto.

8. Governing Law; WAIVER OF JURY TRIAL. This Supplemental Indenture, and any claim, controversy or dispute arising under or related to this Supplemental Indenture, will be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflicts of laws provisions thereof other than Section 5-1401 of the General Obligations Law) AND, TO THE EXTENT APPLICABLE, the bankruptcy code. EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND THE HOLDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9. Counterparts; Electronic Execution. This Supplemental Indenture may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Supplemental Indenture by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

10. Severability. In case any provision in this Supplemental Indenture, the Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11. Parallel Debt Obligations.

(a) Each Guarantor hereby irrevocably and unconditionally undertakes to pay to the Trustee amounts equal to the aggregate amount from time to time payable (verschuldigd) to any Holder and any other Secured Party under or pursuant to the Obligations (such payment undertaking to the Trustee hereinafter referred to as the “Parallel Debt Obligations”).

(b) The Parallel Debt Obligations will become due and payable (opeisbaar) immediately upon the Trustee’s first demand, which may be made at any time, as and when one or more of the Obligations becomes due and payable.

(c) Each of the parties to this Supplemental Indenture hereby acknowledges that (A) the Parallel Debt Obligations constitute undertakings, obligations and liabilities of the Guarantors to the Trustee that are transferable and independent from, and without prejudice to, the corresponding Obligations and (B) the Parallel Debt Obligations represent the Trustee’s own separate claim to receive payment of the Parallel Debt Obligations from the Guarantors, it being understood that the amount that is or may become due and payable by the Guarantors under or pursuant to the Parallel Debt Obligations from time to time shall never exceed the aggregate amount that is payable under the Obligations from time to time.

(d) For the avoidance of doubt, each of the parties to this Supplemental Indenture confirms that the claims of the Trustee against the Guarantors in respect of the Parallel Debt Obligations and the claims of any one or more of any Holder and any other Secured Party against the Guarantors under or pursuant to the Obligations payable to such Holder or any other Secured Party do not constitute common property (een gemeenschap) within the meaning of Section 3:166 of the Dutch Civil Code (“DCC”) and that the provisions relating to such common property shall not apply. If, however, it would be held that such claims of the Trustee and such claims of any one or more of any Holder and any other Secured Party do constitute such common property and such provisions do apply, the parties to this Supplemental Indenture agree that this Supplemental Indenture shall constitute an administration agreement (beheersregeling) within the meaning of Section 3:168 DCC.

(e) For the avoidance of doubt, the parties hereto confirm that this Supplemental Indenture is not to be construed as an agreement as referred to in Section 6:16 DCC and that Section 6:16 DCC shall not apply.

(f) To the extent the Trustee irrevocably (onaantastbaar) receives any amount in payment of the Parallel Debt Obligations, the Trustee shall distribute such amount among the Secured Parties in accordance with Section 6.14 of the Indenture and upon unconditional irrevocable receipt of such amount, the Obligations shall be reduced by an amount equal to such amount in the manner as if such amount were received as a payment of the Obligations on the date of receipt by the Trustee of such amount.

(g) The parties to this Supplemental Indenture acknowledge and confirm that the Parallel Debt Obligations have been solely created for the purpose of the creation of Dutch law security in favour of the Trustee to secure the Obligations of the Issuer, the Guarantors and each other Person that is a guarantor of the Notes.

12. Certain Limitations. Notwithstanding anything to the contrary herein or in any other Note Document:

(a) The obligations of each Guarantor hereunder and such Guarantor’s obligations under the other Note Documents at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder and under the other Note Documents subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar federal or state law; provided that such calculation shall be made taking into consideration the contribution rights of such Guarantor hereunder and before taking into account any liabilities under any guaranty by such Guarantor other than this Supplemental Indenture.

(b) Any Guarantor incorporated in Singapore which is a public company or a company whose holding company or ultimate holding company is a public company shall not be liable for any obligation or liability expressed to be assumed by it under this Supplemental Indenture or any other Note Document to the extent that such obligation or liability would contravene the provisions concerning financial assistance by any person for the acquisition or proposed acquisition of shares or units of shares in itself or its holding company or ultimate holding company, as contained in Section 76 of the Companies Act, Chapter 50 of Singapore.

(c) With respect to any Guarantor incorporated, organized or formed under the laws of Italy (each, an “Italian Guarantor”):

(i) In any event the obligations of any Italian Guarantor under the Note Documents in respect of the obligations of any Secured Party which is not a direct or indirect subsidiary of such Italian Guarantor shall not exceed the higher of: (i) an amount equal to its current Net Worth at the time of the demand of payment under its guarantee of the Notes or; (ii) an amount equal to 150% of the aggregate maximum amount (at the time of the demand of payment under its guarantee of the Notes) of any intercompany loans (or other financial support in any form) advanced or made available and outstanding at the time of enforcement of such guarantee to such Italian Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359 of the Italian Civil Code) by any Secured Party as resulting from time to time from the latest financial statements (bilancio di esercizio) duly approved by the shareholders or quotaholders meeting (as applicable) of such Italian Guarantor and/or any of its direct or indirect subsidiaries pursuant to article 2359 of the Italian Civil Code; provided that any amounts paid by such Italian Guarantor shall reduce (by the same amounts) the outstanding amounts due and payable by such Italian Guarantor under any intercompany loan at any time.

(ii) In any event, pursuant to article 1938 of the Italian Civil Code, the maximum amount that any Italian Guarantor may be required to pay in respect of its obligations as a Guarantor under the Note Documents shall not exceed $300,000,000.00 (or the equivalent in any other currency).

(iii) In addition, if at any time any Italian Guarantor would have to be jointly liable for the payment of remuneration of principal (including the rate of interest, fees, charges, expenses and other costs, but excluding tax costs) resulting in a breach of Italian Law no. 108 of 7 March 1996 and any related implementing regulations or in a breach of Article 1283 of the Italian Civil Code on the compounding of interest, to the extent applicable, then the obligations of such Italian Guarantor in respect of the remuneration of principal shall be limited to the payment of remuneration of principal which is permitted under Italian Law no. 108 of 7 March 1996 and any related implementing regulations and shall not include any portion of interest deriving from compounding of interest in breach of Article 1283 of the Italian Civil Code.

(iv) As used in this Section 12(c):

(1)	“Italian Civil Code” means the Italian civil code, enacted by Royal Decree No. 262 of 16 March 1942, as subsequently amended and supplemented.

(2)	“Net Worth” means, in relation to any Italian Guarantor, the “Patrimonio Netto”, as defined under Article 2424 of the Italian Civil Code.

(d) With respect to any Guarantor incorporated, organized or formed under the laws of France (each, a “French Guarantor”):

(i) the obligations and liabilities of such French Guarantor under the Guarantee and the Note Documents shall not include any obligation or liability which, if incurred, would constitute the provision of financial assistance within the meaning of article L. 225-216 of the French Commercial Code and/or would constitute a misuse of corporate assets within the meaning of article L. 241-3, L. 242-6 or L. 244-1 of the French Commercial Code or any other law or regulation having the same effect, as interpreted by French courts;

(ii) the obligations and liabilities of such French Guarantor under the Guarantee for the obligations under the Note Documents of any Note Party which is not a subsidiary of such French Guarantor shall be limited, at any time, to an amount equal to the aggregate of all amounts borrowed or incurred under the Indenture by such other Note Party to the extent directly or indirectly on-lent to such French Guarantor under intercompany loan agreements or other similar arrangements (excluding, for the avoidance of doubt, any cash-pooling arrangements or other cash management agreements, provided that no facility made available under the Indenture shall finance, directly or indirectly, such cash pooling arrangements or other cash management agreements) and outstanding at the date a payment is to be made by such French Guarantor under the Guarantee (the “Maximum French Guaranteed Amount”); it being specified that any payment made by such French Guarantor under the Guarantee in respect of the obligations of such Note Party shall reduce pro tanto the Maximum French Guaranteed Amount;

(iii) the obligations and liabilities of any French Guarantor under this Supplemental Indenture for the obligations under the Note Documents of any Note Party which is a subsidiary of such French Guarantor shall not be limited and shall therefore cover all payment obligations incurred by such Note Party as Guarantor. However, where such subsidiary is itself a Guarantor which guarantees the obligations of an Affiliate of such French Guarantor which is not a subsidiary of such French Guarantor, the amounts payable by such French Guarantor under this paragraph (iii) in respect of the obligations of this subsidiary as Guarantor, shall be limited as set out in paragraph (ii) above;

(iv) It is acknowledged that any French Guarantor is not acting jointly and severally with the other Guarantors and shall therefore not be considered as “co-débiteur solidaire” as to its obligations pursuant to the guarantee given pursuant to this Supplemental Indenture and the Guarantee.

(e) With respect to any Guarantor incorporated, organized or formed under the laws of Thailand (each, a “Thai Guarantor”), the provisions of this Supplemental Indenture, the Guarantee and the other Note Documents shall be applied and enforced on such Thai Guarantor only to the extent permissible under the applicable laws of Thailand.

13. Final Financing Order. Notwithstanding anything to the contrary herein or in any other Note Document:

(a) If any conflict or inconsistency exists between this Supplemental Indenture and any other Note Document with respect to any term or provision applicable to any Guarantor, this Supplemental Indenture shall govern and control to the extent of such conflict or inconsistency. If any conflict or inconsistency exists between this Supplemental Indenture or any Note Document, on the one hand, and the Final Financing Order, on the other hand, then the provisions of the Final Financing Order shall govern and control to the extent of such conflict or inconsistency. Furthermore, all provisions of the Final Financing Order and the terms of the DIP Credit Agreement (whether or not the DIP Credit Agreement is still in effect at such time), including, for the avoidance of doubt, Schedule 6.27 of the DIP Credit Agreement, to the extent authorized by the Final Financing Order, and Annex I to the Final Financing Order, that in any way impact this Supplemental Indenture or any Note Document are hereby incorporated by reference as valid and fully enforceable provisions thereof.

(b) None of the Secured Parties shall be permitted to exercise any rights or remedies under this Supplemental Indenture or otherwise against any of the Guarantors in respect of any Guaranteed Obligations unless and until the Discharge of the Senior Obligations has occurred.

(c) Nothing contained in this Supplemental Indenture shall constitute a waiver of (i) any applicable notice requirements in the Final Financing Order or (ii) any rights of the Issuer, any Guarantors or any of their Subsidiaries pursuant to the Final Financing Order or Schedule 6.27 of the DIP Credit Agreement, to the extent authorized by the Final Financing Order.

(d) This Supplemental Indenture and each of the guarantees hereunder shall automatically terminate with respect to each Guarantor on the Termination Date. The Trustee and the Collateral Trustee, as applicable, are empowered, authorized and directed to execute and deliver such release documents as any Guarantor shall reasonably request to evidence any release pursuant to this Section 13(d) or any other release pursuant to the Final Financing Order.

(e) Section 1.2(d) of the August 2016 Pledge and Security Agreement is incorporated herein by reference, mutatis mutandis.

14. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

15. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions of the Indenture relating to the Trustee, including the provisions relating to resignation or removal of the Trustee and the direction, rights, privileges, powers and duties and immunities of the Trustee, with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, or affecting the liability of or affording protection to, the Trustee, whether or not elsewhere herein so provided.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ISSUER:

SUNEDISON, INC.

By:	/s/ Martin Truong
	Name:	Martin Truong
	Title:	Authorized Signatory

[Second Supplemental Indenture]

IN WITNESS WHEREOF, each of the Guarantors has caused this instrument to be duly executed.

Dated:

GUARANTORS:

88FT 8ME LLC
Antelope Hills Wind Project, LLC
Axio Power Holdings, LLC
Baseline Power, LLC
Baseline Wind, LLC
Buckthorn Westex, LLC
California Jupiter, LLC
Champlain Wind, LLC
Comanche Solar Portfolio, LLC
Dalmation Power, LLC
Dark Harbour Wind, LLC
Dogwood Westex, LLC
EchoFirst Inc.
Energy Foothills, LLC
First Wind Acquisition II, LLC
First Wind Acquisition III, LLC
First Wind Acquisition IV, LLC
First Wind Acquisition V, LLC
First Wind Acquisition, LLC
First Wind Capital II, LLC
First Wind Capital, LLC
First Wind Holdings, LLC
First Wind Northeast Development Company, LLC
First Wind O&M Battery Services, LLC
First Wind O&M Facilities Management, LLC
First Wind Operating Company II, LLC
First Wind Portfolio, LLC
First Wind Prospects, LLC

By:	/s/ Martin Truong
Name:	Martin Truong
Title:	Authorized Signatory

[Second Supplemental Indenture]

First Wind Texas Renewables, LLC
First Wind Utah Holdings, LLC
First Wind Utah Portfolio, LLC
Four Brothers Capital, LLC
Gallo Canyon Wind, LLC
GPR PTRE, LLC
Granite Mountain Capital, LLC
Hawk Creek Solar, LLC
HECO Lualualei, LLC
Housatonic Wind, LLC
Imperial Valley Solar 3, LLC
Iron Springs Capital, LLC
Juniper Westex, LLC
Kawailoa Solar, LLC
Kawailoa Solar Holdings, LLC
Kupa’a Wind Holdings, LLC
LKL Kingsfisher, LLC
Locust Westex, LLC
Lone Pine Wind, LLC
Longfellow Wind, LLC
Luminant Castle Gap, LLC
Maine Wind Holdings, LLC
Maple Solar, LLC
Mililani South PV II Holdings, LLC
Mililani South PV, LLC
Oak Westex, LLC
Oro Verde Solar I, L.P.
Pug Power, LLC
Rattlesnake Flat, LLC
Red Canyon Wind, LLC
REUT Origination, LLC
Rocksprings Val Verde Wind LLC
SE Warehousel, LLC

Somerset Wind, LLC
South Plains Wind Energy III, LLC
SunE Dev Portfolio III, LLC
SunE MA Development Holdings, LLC
SunE NY Development Holdings, LLC
SunE Oahu Solar Holdings, LLC
SunE REIT-D PR, LLC
SunE Residential Holdings, LLC
SunE Solar B.V.
SunE Southwest Holdings, LLC
SunE Wind Holdings II, Inc.

[Second Supplemental Indenture]

By:	/s/ Martin Truong
Name:	Martin Truong
Title:	Authorized Signatory

[Second Supplemental Indenture]

SunEdison Commercial Solutions, LLC

SunEdison Energy Holding (Singapore) Pte. Ltd.

SunEdison Energy Holding B.V.

SunEdison Government Solutions, LLC

SunEdison Italia Construction S.r.l.,

SunEdison Italia S.r.l.

SunEdison Netherlands APAC Holdco B.V.

SvinTildison Originationl, LLC

SunEdison Origination3, LLC

SunEdison Products, LLC

SunEdison SMB Services, LLC

SunEdison Utility Solutions, LLC

SunEdison Ventures, Inc.

TerraForm Private Holdings LLC

Three Wise Men Holdings, LLC

Upco Power 1, LLC

Waipio PV, LLC

Weaver Wind Holdings, LLC

Windfarm Prattsburgh, LLC

By:	/s/ Martin Truong
Name:	Martin Truong
Title:	Authorized Signatory

[Second Supplemental Indenture]

EchoFirst Finance Co, LLC

SunEdison International Construction LLC

First Wind Energy, LLC

NY SunEdison Residential Services LLC

SunE Waiawa Solar, LLC

North America M&A Holdings LLC

Arco Solar I, LLC

Hobbsville Holdings, LLC

each as a Guraantor

By:	/s/ Martin Truong
Name:	Martin Truong
Title:	Authorized Signatory

[Second Supplemental Indenture]

Buckthorn Renewables Holdings, LLC Rattlesnake Flat Holdings, LLC Somerset Wind Holdings, LLC SunE Waiawa Holdings, LLC Greenmountain Wind Holdings, LLC

By:	/s/ Martin Truong
Name:	Martin Truong
Title:	Authorized Signatory

[Second Supplemental Indenture]

SunEdison Energy Holding (Singapore) Plc. Ltd.

By:	/s/ Sander Hubbers
Name:	Sander Hubbers
Title:	Director

[Second Supplemental Indenture]

SunEdison Italia Construction S.r.l.
SunEdison Italia S.r.l.

By:	/s/ José Manuel Jiménez León
Name:	José Manuel Jiménez León
Title:	Sole Director

[Second Supplemental Indenture]

SunE Solar B.V. SunEdison Energy Holding B.V. SunEdison Netherlands APAC Holdco B.V.

By:	/s/ S.I. Rep
Name:	S.I. Rep
Title:	Managing Director

[Second Supplemental Indenture]

First Wind Parts Supply, LLC

By:	/s/ Martin Truong
Name:	Martin Truong
Title:	Authorized Signatory

[Second Supplemental Indenture]

SunE MN Development Holdings, LLC
SunE Minnesota Holdings, LLC
SunE MN Development, LLC
SunE MN Subscription Holdings, LLC

By:	/s/ Martin Truong
Name:	Martin Truong
Title:	Authorized Signatory

[Second Supplemental Indenture]

SunEdison Energy Engineering Company Limited
SunEdison Energy (Thailand) Company Limited
SunEdison Global Services (Thailand) Company

By:	/s/ Suchanya Mingluwan
Name:	Suchanya Mingluwan
Title:	Director

[Second Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Peter Finkel
Name:	Peter Finkel
Title:	Vice President

[Second Supplemental Indenture]

Annex A

Notation of Guarantee

Each of the Guarantors listed below (hereinafter referred to as the “Guarantors,” which term includes any of their respective successors or assigns under the Indenture dated as of January 11, 2016, as supplemented by the First Supplemental Indenture dated as of August 10, 2016, as further supplemented by the Second Supplemental Indenture dated as of August 10, 2016 (the “Supplemental Indenture”; the Indenture as so supplemented and as may be further amended, supplemented or otherwise modified from time to time, the “Indenture”) by and among SunEdison, Inc., a Delaware corporation (the “Company”), and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”), has, jointly and severally, fully and unconditionally guaranteed (i) the due and punctual payment of the principal of and interest and premiums, if any, on the 5% Guaranteed Convertible Senior Secured Notes due 2018 (the “Notes”) when and as the same shall become due and payable, whether at the maturity, by acceleration, repurchase or otherwise, and the due and punctual performance of all other obligations of the Company to the Holders, the Trustee or the Collateral Trustee in connection with the Indenture or the Notes, (ii) the due and punctual performance of all other obligations of the Company or any Guarantor to the Holders, the Trustee or the Collateral Trustee under the Indenture, the Notes, the Guarantees and the Collateral Documents, and (iii) in the case of any extension of time of payment or renewal of the Notes or any of such other obligations, that the same will be promptly Paid in Full when due or performed in accordance with the terms of the extension or renewal, whether at the maturity or by acceleration, repurchase or otherwise, in each case, all in accordance with and subject to the terms and limitations of the Indenture, including Article 13 thereof (subject to the terms and limitations of the Supplemental Indenture, including Sections 11, 12 and 13 thereof).

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of laws provisions thereof other than Section 5-1401 of the General Obligations Law) and, to the extent applicable, the Bankruptcy Code.

THE TERMS OF (X) ARTICLE 13 OF THE INDENTURE (SUBJECT TO SECTION 2(a) OF THE SUPPLEMENTAL INDENTURE) AND (Y) SECTIONS 11, 12 AND 13 OF THE SUPPLEMENTAL INDENTURE, IN EACH CASE, ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

[Second Supplemental Indenture]